Exhibit 5.1

November 15, 2007

Gerarddab, Principal Executive Officer
VisualMED Clinical Solutions Corp.
1035 Laurier Street West,Suite200
Montreal, Quebec,Canada H2V 2Ll

DearSir:

We have acted as special counsel to VisualMED Clinical Solutions Corp., a Nevada corporation the “Corporation”), in connection with the offering of 1,900,000 shares (the “Shares”) of the Corporation’s common stock, par value $0.00001 per share,pursuant to the Corporation’s November 2007 Nonqualified Stock Option Plan (the “plan”). The offering of the Shares is to be made pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Registration Statement”).

Please be advised that I am of the opinion that the Shares have been duly authorized by the Corporation and, when issued in accordance with the terms and conditions set forth in the Plan and the Registration Statement, will be validly issued by the Corporation and fully paid and non-assessable.

We consent to the use of our name in the Registration Statement and the filing of this letter as an exhibit to the Resistration Statement.